Exhibit 4.6

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Restricted Share and Performance Share Award Agreement

You are hereby awarded Restricted Shares and Performance Shares subject to the terms and conditions set forth in this agreement (the “Award Agreement” or “Award”) and in the Capital Trust, Inc. 2011 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. Terms beginning with initial capital letters within this Agreement have the meanings set forth in the Plan (or in this Award Agreement, if defined herein).

This Award is conditioned on your execution of this Award Agreement within twenty (20) days after the Grant Date specified in Section 1 below. By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan, subject to the provisions set forth below. As a result, you should not execute this Award Agreement until you have (i) carefully considered the terms and conditions of the Plan and this Award (including all of the attached Exhibits), and (ii) consulted with your personal legal and tax advisors about all of these documents.

1. General Terms of Your Award.

Name of Participant

Grant Date

Recapture and Recoupment	☒ Section 14 of the Plan regarding Termination, Rescission, and Recapture shall apply to this Award. ☒ Section 15 of the Plan regarding Recoupment shall apply to this Award.

2. Restricted Shares. The Restricted Shares portion of your Award is being granted pursuant to Section 7 of the Plan, and shall have the terms set forth in the table below:

Number of Shares Subject to Restricted Share Award

Purchase Price per Share	Not applicable.

Vesting	Your Award will vest with respect to percent ( %) of the number of Restricted Shares designated above on each of the Grant Date and each the first annual anniversary dates of the Grant Date (each a “Vesting Date”), provided that your Continuous Service has not ended before the particular Vesting Date (subject to the terms of any employment agreement between you and the Company).

Accelerated Vesting	You will become 100% vested in your Restricted Shares (i) if your Continuous Service ends due to your death or your becoming Disabled, or (ii) as specified in Section 19 hereof.

§83(b) Elections	Permitted using the Election attached as Exhibit E.

Deferral Elections	☐ Not Permitted. ☐ Permitted through an election using the form attached as Exhibit F.

3. Performance Shares. The Performance Shares portion of your Award is being granted pursuant to Section 9(b) of the Plan as a “Performance Compensation Award”, and shall have the terms set forth in the table below; subject, absolutely, to the terms of the Plan and to the Committee’s discretion to interpret the Plan and this Award in any manner that the Committee may deem reasonably necessary or appropriate in order for this Award to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code, and associated tax regulations and rulings.

Number of Shares Subject to Performance Share Award

Performance Period

Performance Measure(s)	See Exhibit C attached hereto.

Performance Formula(e)	See Exhibit C attached hereto.

Accelerated Vesting	Not permitted (mainly to qualify for exemption under Code Section 162(m) regulations).

Deferral Elections	☐ Not Permitted. ☐ Permitted through an election using the form attached as Exhibit F.

4. Issuance of Shares. All Shares subject to this Award will be issued as of the Grant Date, but the stock certificates evidencing the Shares will bear the following legend that shall remain in place and effective until all vesting restrictions lapse and new certificates are issued pursuant to Section 7 below:

“The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 2011 Long-Term Incentive Plan of Capital Trust, Inc., in the rules and administrative procedures adopted pursuant to such Plan, and in a related Award Agreement. A copy of the Plan, such rules and procedures and such Award Agreement may be obtained from the Secretary of Capital Trust, Inc.”

5. Unvested Shares. You are reflected as the owner of record of the Shares subject to this Award on the Company’s books and records. The Company will hold the stock certificate for safekeeping until the Shares subject to this Award become vested and nonforfeitable. You must deliver to the Company, as soon as practicable after the Grant Date, a stock power, endorsed in blank, with respect to the Shares subject to this Award. If you forfeit any Shares subject to this Award, the stock power will be used to return the certificates for the forfeited Shares to the Company’s transfer agent for cancellation. As the owner of record of the Shares subject to this Award, you are entitled to all rights of a stockholder of the Company, including the right to vote the Shares and the right to payment of any dividend pursuant to Section 6 below.

6. Dividends. You shall have Dividend Equivalent Rights with respect to this Award, and Section 10 of the Plan shall accordingly determine your right to collect any cash dividends or stock dividends that are declared and paid to the holders of Shares between the Grant Date and each vesting date or, as applicable, deferred settlement date upon which you are entitled to receive Shares to settle this Award; provided, however, that any dividends payable in cash shall be paid out in cash on the date set for payment of dividends to stockholders, unless such payment has been deferred through your election made pursuant to Exhibit F.

7. Satisfaction or Failure of Vesting Restrictions. As vesting restrictions become satisfied over time and/or upon satisfaction of performance goals and you are entitled to receive the Shares so vested, the Company shall cause new stock certificates for such Shares to be delivered to you, with such legends the Company determines to be appropriate. New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

8. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

9. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of the preceding section (Not a Contract of Employment) is illegal, invalid, or unenforceable.

10. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered: (i) electronically, (ii) personally, (iii) by certified mail, return receipt requested, or (iv) by an internationally recognized overnight courier (e.g., FedEx). In the case of delivery pursuant to clauses (i), (iii) and (iv) of the immediately preceding sentence, addressed to as follows:

(a)	if to you, at the last address that the Company had for you on its records;

(b)	if to the Company, to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, attention: Chief Financial Officer.

Any such notice shall be deemed to be given as of the date such notice (i) is delivered personally, (ii) is delivered electronically (if a business day and, if not a business day, on the next business day), (iii) on the second business day following the date sent by internationally recognized overnight courier and (iv) on the fourth business day after deposited in the mail if sent by certified mail. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.

11. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Restricted Shares and Performance Units awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary form substantially in the form attached hereto as Exhibit D (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company. You may, at any time, change or revoke such designation. A Beneficiary designation, or revocation of a prior Beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by you and received by the Company. If you do not designate a Beneficiary or the Beneficiary dies prior to having received all Shares due under the Award, such Shares shall be paid to your estate.

12. Transfer. This Award may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee, except as provided in Section 12(a) of the Plan. Notwithstanding the foregoing, subject to such terms and conditions as the Committee deems appropriate, you may transfer this Award Agreement:

(i)	by instrument to your Immediate Family;

(ii)	by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries; and

(iii)	by gift to charitable institutions.

Any transferee of your rights shall succeed to and be subject to all of the terms of this Award Agreement and the Plan.

13. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit E contains a suggested form of Section 83(b) election.

14. Deferral Election. [INCLUDE IF DEFERRAL PERMITTED IN SECTION 1 ABOVE] You may irrevocably elect to defer the receipt of all or a percentage of the Shares that would otherwise be issued to you on the vesting of this Award. A copy of the form which you may use to make a deferral election may be obtained from the Company. Notwithstanding the foregoing, Shares which have been subject to a Section 83(b) election are not eligible for deferral.

15. Binding Effect. Every covenant, term and provision of this Award shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, legatees, legal representatives, successors, permitted transferees, and permitted assigns.

16. Modifications. This Award may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

17. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

18. Taxes. Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company or its Affiliates, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

19. Accelerated Vesting; Change in Control.

(a)	With respect to the Restricted Shares subject to this Award, to the extent you have not previously vested in your rights with respect to this Award, you will become 100% vested in such Restricted Shares if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control.

(b)	As a condition to the consummation of any CTIMCO Change in Control (as defined below), the Company shall cause the successor or acquiror in the merger, consolidation or other acquisition with or of CTIMCO (the “CTIMCO Successor”) to assume this Award so that the CTIMCO Successor shall become bound by all of the Company’s obligations hereunder. Your right to Restricted Shares and Performance Shares shall continue to vest in accordance with Sections 2 and 3 hereof, provided that you are employed by the CTIMCO Successor or its Affiliates at the time of such vesting. Upon such assumption, the provisions of Section 19(a) shall be null and void and without further force and legal effect.

(c)	With respect to the Restricted Shares subject to this Award, following a CTIMCO Change in Control, to the extent you have not previously vested in your rights with respect to such Restricted Shares, such Restricted Shares will become 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “CTIMCO Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “CTIMCO Change in Control” shall have the same meaning as the term Change in Control substituting “CTIMCO” (as defined below) for “Company” mutatis mutandis for purposes of interpretation. “CTIMCO” means CT Investment Management Co., LLC.

(d)	As a condition to the consummation of any Successor Change in Control (as defined below), the CTIMCO Successor shall cause the successor or acquiror in the merger, consolidation or other acquisition transaction (the “Successor’s Successor”) to assume this Award so that the Successor’s Successor shall become bound by all of the Company’s obligations hereunder. Your right to Restricted Shares and Performance Shares shall continue to vest in accordance with Sections 2 and 3 hereof, provided that you are employed by the Successor’s Successor or its Affiliates at the time of such vesting.

(e)	With respect to the Restricted Shares subject to this Award, following a Successor Change in Control, to the extent you have not previously vested in your rights with respect to such Restricted Shares, such Restricted Shares will become 100% vested if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a CTIMCO Change in Control, substituting the term “Successor’s Successor” for the term “Company” mutatis mutandis for purposes of interpretation of the foregoing defined terms “Continued Service” and “Involuntary Termination.” The term “Successor Change in Control” shall have the same meaning as the term Change in Control substituting “Successor’s Successor” (as defined herein) for “Company” mutatis mutandis for purposes of interpretation.

(f)	[For named executive officers only: Notwithstanding the foregoing, with respect to the Restricted Shares subject to this Award, such Restricted Shares will become 100% vested if your Continuous Service ends due to your:

(i)	termination, at anytime, without Cause by the Company or a successor thereto, as appropriate; or

(ii)	voluntary resignation through the following actions:

(1)	you provide the Company with written notice of the existence of one of the events, arising without your consent, listed in clauses (A) through (C) below within thirty (30) days of the initial existence of such event;

(2)	the Company fails to cure such event within thirty (30) days following the date such notice is given; and

(3)	you elect to voluntarily terminate your employment with the Company within the ninety (90) day period immediately following such event.

The events referred to in Section 19(f)(ii)(1) hereof include: (A) a material reduction in your authority, duties, and responsibilities, provided that a mere change in the your title shall not cause your rights under this Award to vest, (B) your being required to relocate your place of employment, other than a relocation within fifty (50) miles of your principal work site on the date of this Award, or (C) a material reduction in your base salary and annual bonus other than any such reduction consistent with a general reduction of pay for similarly-situated Participants.]1

20. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

[1]	For named executive officers only.

21. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

22. Investment Purposes. By executing this Award Agreement, you represent and warrant that any Shares issued to you pursuant to your Award will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933 (the “Securities Act”), as amended.

23. Prospectus and Securities Law Restrictions. By executing this Award Agreement you acknowledge that you have received a copy of the Prospectus describing the Plan. A copy of the Plan’s Prospectus is attached as Exhibit B. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

24. Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit G are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Exhibit G, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit G, shall cause this Award to become null, void, and unenforceable.

25. Employment Agreement Provision [OPTION IF EMPLOYEE HAS AN EMPLOYMENT AGREEMENT] By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section             of your employment agreement with the Company and                     , dated as of                     , 20        .

26. Governing Law. The laws of the State of New York shall govern the validity of this Award, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. Any suit with respect to the Award will be brought in the federal or state courts in the districts which include New York City, New York, and you agree and submit to the personal jurisdiction and venue thereof.

[Remainder of page intentionally left blank]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Award Agreement and the Plan.

CAPITAL TRUST, INC.

By:

PARTICIPANT

By:

Name of Participant:

Participant Address:

EXHIBIT A

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Document

EXHIBIT B

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Prospectus

EXHIBIT C

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Performance Measures and Performance Formula for Performance Shares

Performance Measure	Threshold	Target	Maximum	Weight

Range of Award Amounts for Use in Calculation

Threshold Award Amount	Target Award Amount	Maximum Award Amount

Performance Formula:

[•]

EXHIBIT D

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this

                    day of                     , 20

Notary Public

County of

State of

EXHIBIT E

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Section 83(b) Election Form

IF YOU WISH TO MAKE A SECTION 83(b) ELECTION, THERE ARE TWO CRITICAL REQUIREMENTS, PARTICULARLY:

•	YOUR ELECTION MUST BE FINAL WITHIN 30 DAYS AFTER THE GRANT DATE SET FORTH IN YOUR AWARD AGREEMENT, AND

•	BEFORE MAKING YOUR ELECTION, YOU MUST HAVE RECEIVED RESTRICTED SHARES PURSUANT TO SECTION 7 OF THE PLAN.

Attached is an Internal Revenue Code Section 83(b) Election Form. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Election to Include Value of Restricted Shares in Gross Income

in Year of Transfer Under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:
Address:

S.S.N.
or T.I.N.:

2.	Description of the property with respect to which I am making this election:

                     shares of                     stock of Capital Trust, Inc. (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on , 20 , pursuant to an Award Agreement executed on , 20 (the “Award Agreement”). This election relates to the 20 calendar taxable year.

4.	The Restricted Shares are subject to the restrictions set forth in the Award Agreement, and are generally are not transferable until my interest becomes vested and non-forfeitable, pursuant thereto.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $                    per share.

6.	Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $                    per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer (Capital Trust, Inc.). If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.	Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated:                              , 200    .

Taxpayer

EXHIBIT F

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Deferral and Distribution Election

(if allowed under Section 2 and/or Section 3 of the Restricted Share and Performance Share Award Agreement)

DEFERRAL AND DISTRIBUTION ELECTION (the “Election”), made this                     day of                     , 200        , by me, as the undersigned participant in the above-referenced plan (the “Plan”) that is sponsored by Capital Trust, Inc. (the “Company”).

WHEREAS, I have received an Award of Restricted Shares and Performance Shares pursuant to an Award Agreement dated                     , 201     (my “Restricted Share and Performance Share Award”) that permits me to make a deferral election pursuant to Section 7(e) of the Plan, and I desire to make such an election subject to the terms and conditions hereof.

NOW, THEREFORE, I hereby elect as follows, and the Company agrees to be bound by the terms of my elections herein effective immediately, provided that, within 30 days after the Grant Date set forth in my Performance Award, I provide the Company with an original copy of my completed and fully-executed Election herein:

1. Defined Terms. Terms beginning with initial capital letters within this Election have the special meaning defined in the Plan or my Restricted Share and Performance Share Award (or in this Election for definitions set forth herein).

2. Provisions Incorporated by Reference. The terms of my Restricted Share and Performance Share Award are incorporated herein by reference.

3. Term of Election. This Election and the provisions of my Restricted Share and Performance Share Award and the Plan constitute the entire agreement between me and the Company regarding this matter, and will continue in full force and effect until and unless I execute a superseding distribution election pursuant to Section 8(c)(ii) of the Plan.

4. Performance Shares being Deferred. I hereby elect to defer the receipt of                     percent (        %) of the Restricted Shares and (        %) of the Performance Shares that would otherwise be transferred to me more than 12 months after the date of this deferral election (or upon my earlier death). I understand and recognize that pursuant to this Election, the Company agrees to credit me on its books and records with Shares pursuant to the terms and conditions of Section 8 of the Plan. Notwithstanding this deferral election, whenever the Company pays cash dividends to its shareholders, I elect with respect to any DSUs credited pursuant to this Agreement and any Restricted Shares or Performance Shares subject to further vesting –

☐	to receive an immediate cash payment equal to the product of (i) the sum of the DSUs, Restricted Shares subject to further vesting and Performance Shares subject to further vesting then credited to my account and (ii) the per Share dividend, or

☐	to receive additional DSU credits having a Fair Market Value (determined as of the date of any such dividend) equal to the cash that I would have received if I had so elected above.

For purposes of this Agreement, “Fair Market Value” means, as of any date (the “Determination Date”): (i) the closing sales price of a Share on the New York Stock Exchange, the NASDAQ or the American Stock Exchange (each, an “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on an Exchange but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i) and (ii) do not apply, the fair market value established in good faith by the Committee.

5. Settlement of Restricted Shares and Performance Shares . The Company agrees to settle my DSUs through issuing unrestricted Shares (with cash being paid in lieu of fractional Shares) in accordance with the earliest to occur of the events determined pursuant to my elections in the following schedule:

Event	Form of Distribution	Time of Distribution

My Death	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Disability	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Other Separation from Service	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

Event	Form of Distribution	Time of Distribution

Change in Control	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

Specified Date	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	Date: , .

Note: the term “Separation from Service” means the first to occur of a termination of your Continuous Service, or your “separation from service” within the meaning of Code Section 409A and associated rulings and regulations (with such separation being presumed to occur if based on a 50% or more reduction in your service, as determined thereunder).

6. Taxes. By signing this Election, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor any of its officers, directors, employees, or other service providers shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall nevertheless have the discretion (i) to condition any issuance of Shares on my satisfaction of applicable employment and withholding taxes; (ii) to unilaterally interpret this Election in any manner that conforms with the requirements of Section 409A of the Code; (iii) to modify or void any election of mine to the extent it would violate Section 409A of the Code, and (iv) for any distribution election that would violate Section 409A of the Code, to defer distributions pursuant hereto until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is duly elected by me.

7. Effect of This Election. I recognize and agree that the Company will honor the terms and conditions of this Election, subject to any provisions of the Plan or my Restricted Share and Performance Share Award that are not patently inconsistent herewith.

IN WITNESS WHEREOF, I have made this election on the day and year first above-written.

PARTICIPANT

My Signature:

My Printed Name:

EXHIBIT G

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as its                     [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that this Award shall be subject to the terms and conditions set forth in Section 14 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a) Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b) Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective clients; the identity of key contacts at such clients; clients’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its clients and prospective clients. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Clients. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing clients of the Company and new clients obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such clients shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships.

You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s clients. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d) Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Share Appreciation Rights in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)	recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f) Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.